Exhibit 99.1
                              Allen Organ Company
                       150 Locust Street Macungie, PA 18062
                            Phone:    610-966-2200

                    NEWS RELEASE - FOR IMMEDIATE RELEASE
                                NASDAQ-AORGB


February 13, 2004             From: Nathan S. Eckhart, Vice President-Finance

Consolidated sales for the year ended December 31, 2003 for Allen Organ Company were $60,788,058 as compared with $67,739,548 for the same period of 2002. The consolidated net income was $1,396,896 or $1.20 per share for 2003, compared to $2,685,357 or $2.29 per share for 2002.

Sales  for  the  fourth  quarter  of 2003 were  $19,255,623  as  compared  to
$18,652,619 in 2002. Net income for the fourth quarter of 2003 was $1,365,679 or $1.18 per share, compared to $215,822 or $0.18 per share for 2002.

Musical Instruments segment sales decreased approximately $1,067,000 to $5,174,454 and $4,561,000 to $20,381,904 during the three months and year ended December 31, 2003, respectively, when compared to the same periods in 2002. These decreases were primarily due to lower order volume, which management attributes to the overall economic slowdown. This segment incurred operating losses of approximately $(145,000) and $(766,000) during the three months and year ended December 31, 2003, respectively, compared to operating income of approximately $217,000 and $2,017,000 in the same periods in 2002. These decreases in operating results are primarily due to lower sales volume over which to absorb fixed operating costs and higher pension expense in 2003. The Company has taken steps to reduce this segment's costs. The Data Communications segment sales increased approximately $2,073,000 to $12,955,373 and decreased $514,000 to $36,022,256 during the three months and year ended December 31, 2003, respectively, when compared to the same periods in 2002. The increase during the fourth quarter of 2003 is attributable to higher order volume. Operating income increased to approximately $1,368,000 and $2,474,000 during the three months and year ended December 31, 2003, compared to operating income of $108,000 and $2,106,000 in the same periods in 2002, due to higher sales volume during the fourth quarter of 2003 and favorable product mix changes. Operating income for 2003 was offset in part by increased costs incurred in connection with the acquisition and integration of Avail Networks in July 2003. This segment's business is more dependent on larger individual sales that may cause sales levels to fluctuate in future quarters'. Such sales, as well as product mix changes, could affect future operating results.

Electronic Assemblies segment sales decreased during the three months and year ended December 31, 2003, when compared to the same periods in 2002 due to lower order volume from the Company's contract manufacturing customers that were negatively affected by the economic slowdown. Audio Equipment segment sales increased slightly during the three months and year ended December 31, 2003, when compared to the same periods in 2002.

Investment income for the three months and year ended December 31, 2003 was lower than the same periods in 2002 due to lower rates of return available on invested funds.

The effective tax rate for the year ended December 31, 2003 decreased due to tax credits and other non-taxable items.


                              CONSOLIDATED SALES AND EARNINGS
                              Three Months Ended          Year Ended
                             Dec. 31,    Dec. 31,     Dec. 31,    Dec. 31,
                               2003        2002         2003        2002
Sales                      $19,255,623 $18,652,619  $60,788,058 $67,739,548
Income From Operations       1,131,002      15,332      918,692   3,106,847
Non-Operating Income, Net      138,677     253,490      403,204     689,510
Income Tax (Benefit)
 Provision                     (96,000)     53,000      (75,000)  1,111,000
Net Income                   1,365,679     215,822    1,396,896   2,685,357
Earnings Per Share-Basic
 and Diluted                     $1.18       $0.18        $1.20       $2.29
Average Diluted Shares
 Outstanding                 1,158,179   1,170,191    1,160,481   1,170,191


Allen   Organ  Company  and  its  subsidiaries  manufacture  and   distribute
electronic keyboard musical instruments, audio equipment, electronic assemblies, and data communication equipment for the domestic and international markets.

Factors that May Affect Operating Results:

The statements contained in this press release that are not purely historical are forward looking statements, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. Forward looking statements include: statements regarding future products or product development; statements regarding future research and development spending and the Company's marketing and product development strategy, statements regarding future production capacity. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's opinions only as of the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the
Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Some of the factors that could cause actual results to differ materially are set forth below.

The Company has experienced and expects to continue to experience fluctuations in its results of operations. Factors that affect the Company's results of operations include the volume and timing of orders received, changes in global economics and financial markets, changes in the mix of products sold, market acceptance of the Company's and its customer's products, competitive pricing pressures, global currency valuations, the availability of raw materials that the Company purchases from suppliers, the Company's ability to meet increasing demand, the Company's ability to introduce new products on a timely basis, the timing of new product announcements and introductions by the Company or its competitors, changing customer requirements, delays in new product qualifications, the timing and extent of research and development expenses and fluctuations in manufacturing yields. As a result of the foregoing or other factors, there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis, which would materially and adversely affect the Company's business, financial condition and results of operations.
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